Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

GCI, LLC

The undersigned authorized person, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act, hereby certifies as follows:

1.              The name of the limited liability company is GCI, LLC.

2.              The Registered Office of the limited liability company in the State of Delaware is located at 12 Timber Creek Lane, New Castle County, City of Newark, Delaware 19711.  The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Universal Registered Agents, Inc.

3.              This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 2nd day of March, 2018.

/s/ Peter J. Pounds
Peter J. Pounds
Authorized Person